Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 30, 2013 with respect to the financial statements of Trans Union de Mexico, S.A. Sociedad de Informacion Crediticia, as of December 31, 2012 and 2011 and for the years then ended, included in the Registration Statement (Form S-4) and the related Prospectus of TransUnion Holding Company, Inc. for the registration of $400,000,000, 8.125% Senior PIK Toggle Notes due 2018 of TransUnion Holding Company, Inc.

Mancera, S.C. A Member Practice of Ernst & Young Global

/s/ Jorge Senties
Jorge Senties

Mexico City

June 26, 2013